Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

This AGREEMENT made this 10th day of July, 2020 (“Effective Date”) by and between the QUIGLEY CORPORATION D/B/A PROPHASE LABS, INC.(“Seller”) and LENAPE VALLEY FOUNDATION, or its nominee (“Purchaser”).

WITNESSETH:

In consideration of the covenants and provisions contained herein, and subject to the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Sell and Purchase. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, subject to the terms and conditions of this Agreement, that certain commercial property located at 621 N. Shady Retreat Road, situate in Doylestown Township, County of Bucks, Commonwealth of Pennsylvania, being further known and identified as Bucks County Tax Map Parcel No. 09-009-036-001, together with all improvements to the Property consisting of buildings, structures, furniture, fixtures, and other improvements, and further together with (i) any land lying in the bed of any street, road or alley, open or proposed, in front, abutting or adjoining the Property, (ii) any easement, privilege, license or right-of-way inuring to the benefit of the Property, and (iii) the appurtenances and hereditament belonging or otherwise pertaining to the Property (collectively the “Property”).

2. Purchase Price. The purchase price for the Property shall be Two Million Two Hundred Thousand Dollars ($2,200,000.00) (“Purchase Price”). The Purchase Price shall be paid as follows:

a. Fifty Thousand Dollar ($50,000.00) initial deposit (hereinafter “Deposit”) due at execution of an Agreement shall be delivered by Purchaser to Obermayer Rebmann Maxwell & Hippel LLP (“Escrow Agent”) at the time of Seller’s execution of this Agreement and deposited in an interest-bearing escrow account with all interest to be paid to Purchaser, except in the event of Purchaser’s default.

b. The Deposit, together with all accrued interest, shall be credited toward the Purchase Price at settlement and shall be refundable to Purchaser if: (i) Purchaser terminates this Agreement during the Inspection Period, (ii) Settlement does not occur other than as a result of Purchaser’s default under this Agreement, or (iii) Seller’s default under this Agreement.

c. The balance of the Purchase Price shall be paid to Seller at settlement by wire transfer of immediately available funds.

3. Settlement. Settlement shall take place on or before the expiration of a period of thirty (30) days from the expiration of the Inspection Period (as defined in paragraph 10). Settlement shall be made at such time and place as Seller and Purchaser shall mutually agree.

4. Condition of Title.

a. Title to the Property shall be free and clear of all defects, liens, encumbrances, covenants, restrictions and easements excepting only (i) real estate taxes for the current year which are not yet due and payable; and (ii) those stated exceptions not objected to or waived by Purchaser pursuant to the terms of this paragraph (subparagraphs (i) and (ii) hereof are referred to as the “Permitted Exceptions”); otherwise title to the Property shall be good and marketable and insurable as such at regular rates by a reputable title insurance company doing business in Pennsylvania selected by Purchaser. Upon the execution of this Agreement or as soon as reasonably feasible thereafter, Purchaser shall order a title insurance commitment, together with true and complete copies of all liens, encumbrances, covenants, restrictions and easements which are listed as exceptions thereon (said commitment and copies being hereinafter collectively referred to as the “Title Commitment”). Within seven (7) days of receipt of the title commitment, Purchaser shall deliver a copy of the Title Commitment to Seller, together with written notice of those title exceptions, if any, which are unacceptable to Purchaser (“Purchaser’s Title Notice”). Seller shall have a period of twenty (20) days after receipt of the Title Commitment and Purchaser’s Title Notice to advise Purchaser, in writing, whether Seller will agree to cure or not to cure each of those additional exceptions (“Seller’s Notice”). Purchaser shall thereafter have a period of ten (10) days after delivery of Seller’s Notice to elect to terminate this Agreement by giving written notice of such election to Seller and to receive the return of the Deposit, together with interest thereon, or to waive those exceptions which Seller does not agree to cure. Those title exceptions shown on the Title Commitment as to which Purchaser does not object, together with those exceptions to which Purchaser objects but Seller elects not to cure, shall be deemed, along with subparagraph (i) above, to be the “Permitted Exceptions” for the purposes of this Agreement.

b. If title to the Property cannot be conveyed to Purchaser at the time of settlement, subject only to the Permitted Exceptions in accordance with the requirements of this Agreement, or payment of any liens of encumbrances of record at Seller’s discretion, then Purchaser shall have the option of (i) taking such title as Seller can convey and/or waiving the unfulfilled condition, without abatement of the Purchase Price ; or (ii) if the title objections cannot be removed or terminated by payment of funds (or if Seller declines to do so) or by insurance over by the Purchaser’s title company, then by terminating Purchaser’s obligations under this Agreement, and having all deposit monies paid to Seller returned to it.

5. Conditions of Settlement. It shall be a condition precedent to Purchaser’s obligation to settle hereunder that each of the following conditions shall have been satisfied or waived:

a.	Purchaser, at its sole cost and expense, shall have obtained financing in an amount sufficient to satisfy the Purchase Price at settlement at an 80% LTV, upon terms and conditions acceptable to Purchaser.

b.	In addition to all other conditions set forth in this Agreement, all of Purchaser’s obligations hereunder (including, without limitation, its obligation to purchase and accept the Property from Seller) are expressly conditioned on the fulfillment or satisfaction at or before the time of Settlement hereunder, of each of the following conditions:

(1) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date of Settlement.

(2) Seller shall have materially performed, observed and complied with all covenants, agreements, and conditions required by this Agreement to be performed, observed and complied with on Seller’s part prior to or as of Settlement hereunder.

(3) All instruments and documents required on Seller’s part to effect this Agreement and the transactions contemplated hereby, all as set forth herein, shall be delivered to Purchaser.

c.	In addition to all other conditions set forth in this Agreement, all of Seller’s obligations hereunder (including, without limitation, Seller’s obligation to sell the Property to Purchaser) are expressly conditioned on the fulfillment or satisfaction at or before the time of Settlement hereunder, of each of the following conditions:

(1) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the date of Settlement.

(2) Purchaser shall have materially performed, observed and complied with all covenants, agreements, and conditions required by this Agreement to be performed, observed and complied with on Purchaser’s part prior to or as of Settlement hereunder.

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(3) All instruments and documents required on Purchaser’s part to effect this Agreement and the transactions contemplated hereby, all as set forth herein, shall be delivered to Seller.

(4) Execution of a Bill of Sale acceptable to Seller for the sale, transfer and assignment of all rights to personal property and fixtures within the Property and owned by Seller on an “as is”, “where is” basis together with Seller’s contemporaneous receipt of a payment of $50,000.00 by Purchaser in certified or bank funds, title company check or wire transfer in addition to the Purchase Price.

6. Representations and Warranties of Seller. Seller represents as of the date of this Agreement, and shall reaffirm these representations on the date of settlement, as follows:

(1) No Violation of Other Agreements. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or any instrument to which Seller is a party or by which Seller or the Property is bound.

(2) Condemnation. There is no pending condemnation, expropriation, eminent domain, or similar proceedings affecting all or any portion of the Property, and Seller has not received any written or oral notice of any of the same and has no knowledge that any such proceeding is contemplated.

(3) Leases. There are no leases affecting the Property.

(4) Mechanic’s Liens. No work has been performed or is in progress at, and no materials have been furnished to, the Property which, though not presently the subject of, might give rise to mechanic’s, materialmen’s, or other liens against the Property or any portion thereof. If any lien for such work is filed, before or after Settlement hereunder, Seller shall promptly discharge the same.

(5) Notices. The Seller has not received any notices of uncorrected violations of any applicable ordinances, regulations, or other laws with respect to the Property (the “Violation Notices”). If any Violation Notices are issued after the Agreement Date and prior to Settlement, the Seller shall pay the cost of complying with such Violation Notices.

(6) Assessments. Seller has received no written notice of any assessments or special assessments. Any assessments or special assessments levied between the Agreement Date and the Settlement shall be paid by the Seller prior to or at the time of Settlement.

(7) Water. Sewer and Tax Bills. The Property is served by public water and public sewer by the Bucks County Water and Sewer Authority. At the Settlement, all taxes and all water and sewer charges then due in connection with the Property will have been paid.

(8) Zoning. The present zoning classification of the Property is R2b Residential zoning district and the use of the Property as a commercial office is permitted as a non-conforming use by Doylestown Township.

(9) Litigation. There is no action, proceeding, litigation or investigation pending or threatened against Seller or the Property that affects the ability of Seller to perform its obligations under this Agreement or which questions the validity or enforceability of this Agreement.

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(12) Contributions. No commitment has been made by Seller to any governmental authority, utility company, association, or any other organization or group of individuals relating to the Property which would impose an obligation upon Purchaser to make any contribution or dedication of land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

(13) Accuracy of Documentation. The contracts, guarantees and warranties, if any, delivered to Purchaser pursuant to this Agreement or in connection with the execution hereof shall be complete and accurate copies.

(14) Sole Owner. The Seller is the sole owner of the Property and the Property are not subject to any outstanding option, right of first refusal or Agreement of Sale.

(15) Concessions. Seller has not granted any free rentals or other concessions to tenants under the Leases and there is no incomplete fit-out work which is Seller’s responsibility, or any outstanding leasing commissions respecting any of the Leases executed prior to the Agreement Date.

(16) Environmental. The Property is not now nor has it ever been used by Seller for the dumping or storage of hazardous waste or other toxic substances. To the best of Seller’s knowledge, the Property is free from all toxic, chemical and/or hazardous substances, materials or waste as those terms are generally defined in any federal, state or local statutes and/or regulations.

(17) Asbestos and Underground Storage Tanks. To the best of Seller’s knowledge, the Improvements on the Property do not contain friable asbestos and there are no underground storage tanks on the Property.

7. Documents at Settlement.

a. At Settlement, Seller shall deliver to Purchaser the following:

i. A Deed to the Property containing a special warranty in the usual form.

ii. Possession of the Property by delivery of the aforesaid deed and physical occupancy to the Property.

iii. Such instruments as shall be necessary for the perfection of any easement or other property right or interest conveyed hereunder.

iv. An owner’s affidavit and other affidavits or documents required by Purchaser’s title company to complete settlement.

b. At settlement, Purchaser shall deliver to Seller the following:

i. Payment of the Purchase Price as provided herein.

ii. Payment for all additional charges as provided in this Agreement.

iii. A bill of sale for the transfer of the interior furnishings of the building for nominal consideration.

iv. Such affidavits and other documents as shall be required by Purchaser’s title company to complete settlement.

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8. Rents and Taxes. All real estate taxes for the current year in which settlement takes place, assessed or imposed upon the Property, shall be apportioned to the date of settlement on the basis of the fiscal year of the taxing authority. All annual minimum water and sewer rents, if any, imposed upon the Property shall be apportioned between Seller and Purchaser at Settlement based upon the current period upon which the water and sewer rentals are charged. The state and local real estate transfer taxes applicable to the conveyance effected by the deed shall be divided equally between Seller and Purchaser.

9. Tenders Waived. The tender of an executed deed by Seller is hereby waived, but nothing herein contained shall be construed as a waiver of Seller’s obligation to deliver such deed or of the concurrent obligation of Purchaser to pay the Purchase Price at Settlement.

10. Inspection Period; Entry Prior to Settlement. Purchaser shall have a period of sixty (60) days from and after the date of Seller’s execution of this Agreement to inspect the Property and to investigate the feasibility of development of the Property (“Inspection Period”). It is understood and agreed that Purchaser and Purchaser’s agents, representatives, engineers, surveyors, and environmental consultants, shall have the right from time to time from and after the date of this Agreement until the date of settlement or earlier termination of the Agreement, and following reasonable notice to the Seller, to enter upon the Property for the purpose of performing any and all non-destructive tests (with the exception of test borings referenced below), investigations, reports, studies and inspections, including but not limited to physical and environmental inspections, taking of survey measurements, the making of test borings, appraisal reports, zoning and building code inspections, water inspections, plan preparation and, generally, all investigations that Purchaser deems necessary in Purchaser’s sole discretion for the ascertainment of the condition of the Property. Purchaser agrees that it shall use its best efforts not to disrupt the ongoing business activities on the Property. Seller shall cooperate with Purchaser and Purchaser’s agents and employees to provide reasonable access to the Property, including all leasehold areas. Purchaser agrees to restore the Property to the condition which existed prior to the aforementioned activities, and to indemnify Seller and save Seller harmless from any and all damages, losses, claims or liability arising out of entry on the Property by or on behalf of the Purchaser or the activities undertaken on the Property by or on behalf of the Purchaser (which indemnification obligations shall survive Settlement or the earlier termination of this Agreement). As a condition precedent to Purchaser’s entry onto the Property, Purchaser shall deliver to Seller a Certificate of Insurance evidencing general liability insurance coverage with limits not less than One Million ($1,000,000.00) Dollars per person and per occurrence identifying the Property as an insured Property and naming Seller as an insured party. Purchaser may, at Purchaser’s sole discretion, elect to terminate this Agreement by delivery of written notice to Seller within five (5) business days of the expiration of the Inspection Period. In the event Purchaser elects to terminate this Agreement under this subparagraph, Escrow Agent shall pay the Deposit, together with interest, to Purchaser; this Agreement shall become null and void; and neither party shall have any further obligation to the other (except as otherwise provided in this paragraph). Purchaser shall have the right to contact existing tenants to determine if they would be agreeable to extend their lease terms if Purchaser acquires the Property.

11. Documents from Seller.

a. Within five (5) days of Execution Date of this Agreement (and to the extent not previously delivered to Purchaser), Seller shall provide Purchaser with copies of all agreements and documents which affect the Property, including but not limited to any zoning, subdivision and/or land development approvals, drawings, ALTA surveys, title policies, title reports, title opinions, environmental reports, leases, operating expenses, municipal contracts and the PennDOT highway occupancy permit for the existing driveway and associated road/signal improvements, under Seller’s control and to the extent in existence.

12. Responsibility for Costs. Purchaser shall bear the sole responsibility for any and all engineering, legal or other costs whatsoever, including application and permit fees, which are incurred by Purchaser in connection with the Property and/or this Agreement.

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13. Remedies.

a. Seller’s Remedies. If Purchaser violates or fails to perform any of the material terms and conditions of this Agreement or in the event Purchaser elects to terminate the Agreement for any reason prior to settlement, Seller’s sole remedy shall be to retain the Deposit, and any other sums paid by Purchaser to Seller, together with interest, if any, as liquidated damages for such breach, recognizing that actual damages are difficult or impossible to calculate and that such liquidated damages do not constitute a penalty, and thereupon this Agreement shall terminate, and neither party shall have any further liability to the other hereunder.

b. Purchaser Remedies. Should Seller violate or fail (in breach of its obligations hereunder) to fulfill or perform any of the terms, conditions or undertakings set forth in this Agreement applicable to it, at or prior to Closing, and if as a result thereof a Closing hereunder shall not occur, then in such case Purchaser’s sole remedy, at law or in equity is for Purchaser to have returned the Escrowed Funds, all interest earned thereon as liquidated damages (not as a penalty), and all out of pocket expenses paid by Purchaser that were incurred as a result of this Agreement. Purchaser hereby waives any right it might have had to specific performance.

c. Except for the failure to complete settlement, for which no notice of default shall be necessary and for which there shall be no right to cure, neither party shall be deemed in default hereunder unless the other party has given notice of an alleged violation or failure to fulfill or perform any material condition of this Agreement and the party receiving such notice has failed, within ten (10) days thereafter (or such additional time as may be reasonably necessary to complete such cure if the cure has been commenced within the aforesaid ten days and diligently sought thereafter, but in no event longer than an additional 20 days), to have cured such alleged default.

14. Rights in Event of Condemnation. In the event of the taking of all or any material part of the Property by eminent domain proceedings prior to Closing, or the commencement of any such proceedings prior to Closing, Purchaser shall have the right, at Purchaser’s discretion, to terminate this Agreement by giving written notice to Seller, said notice to be delivered to Seller on or before the expiration of a period of thirty (30) days from Seller’s delivery to Purchaser of a copy of the Declaration of Taking filed by the Condemnor. In the event Purchaser elects to terminate the Agreement pursuant to the provisions of this paragraph, the Deposit, together with interest, shall be returned or repaid to Purchaser. If Purchaser does not elect to terminate this Agreement, the Purchase Price for the Property shall be reduced by the total of any awards or other proceeds received by the Seller with respect to any condemnation and, at Settlement, Seller shall assign to Purchaser all remaining rights of Seller in and to any awards or other proceeds payable by reason of such taking. Seller agrees to notify Purchaser of eminent domain proceedings promptly after Seller learns of any such proceedings. Further, in the event of the taking of all or any material part of the Property by eminent domain proceedings or the commencement of such proceedings, the rights of the Seller and Purchaser are as set forth in this paragraph and such shall supersede where inconsistent with the provisions set forth hereinabove with respect to title in paragraph 4 and remedies in paragraph 13. “Material part of the Property” shall mean a portion of the Property with a value in excess of Fifty Thousand Dollars ($50,000), as determined by an appraiser approved by the Seller and the Purchaser (which approval shall not be unreasonably withheld, delayed or conditioned by either the Seller of the Purchaser).

15. Brokerage. Seller and Purchaser each represent and warrant to the other that they have dealt with no real estate broker or other intermediary in connection with this transaction except NAI Mertz. Each agrees to indemnify and hold the other harmless from any liability of any kind or nature whatsoever which may arise as a result of a breach of this warranty. It is expressly understood and agreed between the parties that the within-named agent, broker and any subagent, broker and their salespeople, employees, officers, and/or partners are the agents for Seller, not Purchaser and that this has been disclosed to Purchaser. A real estate recovery fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717)783-3658. The legislature and the State Real Estate Commission require that certain language be included in all Agreements of Sale, whether or not it is applicable. Those disclosures are as follows:

a. The zoning classification of the Property is R2b Residential.

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b. Access to a public road may require issuance of a Highway Occupancy Permit from the Department of Transportation. Purchaser shall arrange for all necessary Highway Occupancy Permits.

c. The Property is served by public sewer service and public water.

16. Operations Pending Settlement. Between the date of execution of this Agreement and the date of Settlement:

a. Seller shall maintain the Property in its present state of repair and in substantially the same condition as on the date hereof.

b. Seller shall not enter into any new lease or extend the terms of any existing lease, agreement of sale, option, or any other agreement or contract affecting the Property, nor shall Seller grant any easements or further encumber the Property, without the prior written consent of Purchaser.

c. Seller shall comply with all material covenants, conditions, restrictions, laws, statutes, rules, regulations and ordinances applicable to the Property.

d. Seller shall not use, manufacture, store, generate, handle or dispose of any Hazardous Substances, or use or permit the Property to be used for such purposes, or emit, release or discharge any such Hazardous Substances into the air, soil, surface water or groundwater comprising the Property, except such Hazardous Substances as are customarily used and stored on residential, commercial and/or agricultural properties in the ordinary course of business.

e. Seller shall not remove or damage any site improvements, standing trees, shrubbery, plants, landscaping or soil now in or on the Property during the term of this Agreement. It is specifically understood and agreed that the Seller may not remove or alter the building(s) and/or any fixtures on the Property at any time during the term of this Agreement. Seller shall not dispose of any trash, debris, building materials or organic material on the Property. In the event such disposal has occurred prior to the date hereof, Seller shall remove all such materials at Seller’s expense prior to the settlement.

17. Condition of Property at Closing. At Closing, Purchaser agrees to accept the Property at Closing in the “where is”, “as is” and “with all faults” condition as of the time of execution of this Agreement. Purchaser agrees and confirms that neither Seller, Agent, nor any agent, employee or representative of Seller, has made and does not make herein any representation or warranty as to the condition of all or any portion of the Property. Except as expressly set forth in this Agreement to the contrary, Seller hereby disclaims all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed or implied including, without limitation warranties with respect to the Property. Except as is expressly set forth in this Agreement to the contrary, Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller, or Seller’s Broker, or any of their respective direct or indirect members, partners, shareholders, officers, directors, employees or agents with respect to the Property, and that, in fact, except as expressly set forth in this Agreement to the contrary, no such representations were made. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

18. Agreement to Cooperate. Seller and Purchaser agree to cooperate with each other and to take such further actions as may be requested by the other in order to facilitate the timely purchase and sale of the Property and Purchaser’s use of the Property following settlement. Seller agrees to execute such other documents reasonably requested by Purchaser, including any municipal applications for the Property; provided, however, that nothing shall obligate the Seller to any costs or other obligations regarding such applications, nor constitute obligations upon the Property in the event that settlement does not occur hereunder. Purchaser shall keep the Seller reasonably advised of all submissions made by the Purchaser to any governmental entity with respect to the Property.

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19. Time is of the Essence. The time for Settlement and all other times referred to for the performance of any of the obligations of either party under this Agreement are agreed to be of the essence to this Agreement; and time, wherever mentioned, herein is not to be extended except by consent in writing signed by all parties. Notwithstanding the foregoing, in the event the date established for Settlement, or any date specified for the giving or receipt of any notice, or for the satisfaction of any condition, the expiration of any period or the exercise of any right or option, shall occur on a Saturday, Sunday or legal holiday observed by banking institutions in the vicinity of the Property, the date so specified shall be extended to the next succeeding day which is not a Saturday, Sunday or such legal holiday.

20. Recording. This Agreement shall not be recorded in any office of public record.

21. Integration. This Agreement, and the documents referred to herein (if any), contains the whole agreement between Seller and Purchaser.

22. Binding Effect. This Agreement shall extend to and bind the heirs, executors, administrators and assigns (to the extent assignable) of the respective parties hereto.

23. FIRPTA. Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon Seller’s disposition of a U.S. real property interest, Seller hereby certifies the following:

a. The individuals who comprise Seller are not non-resident aliens for the purposes of U.S. income taxation.

b. The tax identification number of Seller is: ________________________;

c. Seller’s registered address is: _________________________________;

Seller understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement which Seller has made could be punished by fine, imprisonment or both. Under penalties of perjury, Seller declares that he has examined this certification and it is true, correct and complete. Seller agrees to deliver to Purchaser, at settlement, a restatement of the certifications of Seller set forth in this paragraph, updated to the date of settlement.

22. Escrow Agent. The parties hereto have requested that certain monies be held in escrow by Escrow Agent, as set forth hereinabove, to be applied at settlement in accordance with this Agreement. Except as otherwise specifically set forth herein, all interest accrued shall be the property of Purchaser, absent default by Purchaser under the terms of this Agreement. It is further understood that the Escrow Agent is merely responsible for the safe keeping of the fund and shall not be required to determine any questions of fact or law. Should this Agreement, in accordance with the terms hereof, be terminated and the liabilities of the parties hereto ended, the Escrow Agent shall return the fund in accordance with the written instructions received from the parties hereto. In the event of a dispute, the Escrow Agent shall pay the fund into court upon being instructed to do so by either party. A party may commence an action against the Escrow Agent only if the Escrow Agent fails to pay the fund into court within ten (10) days of being so instructed by either party. The Escrow Agent shall not be entitled to a fee for services as Escrow Agent. If counsel for either party is the Escrow Agent, such counsel shall not be prohibited from providing representation for such party, if applicable, in regard to any dispute over the disposition of the deposit monies.

23. Notices. All notices to be sent out to be binding under this contract shall be sent by Certified Mail, return receipt requested, or by overnight delivery with evidence of delivery, using a national company or electronic correspondence, with receipt delivery, as follows:

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To Seller:	Quigley Corp.
P.O. Box 1349
Doylestown, PA 18901
Attn: Ted Karkus

Copy to:	Jeffrey Licht, SIOR, Senior Vice President
NAI Mertz
210 East Street, Suite 3B
Feasterville, PA 19053

To Purchaser:	Lenape Valley Foundation
500 N. West Street
Doylestown PA 18901
Attn:__________________________

Copy to:	Obermayer Rebmann Maxwell & Hippel LLP
10 South Clinton Street, Suite 300
Doylestown, PA 18901
Attn: Kellie A. McGowan, Esquire

or to any other location that any party of this Agreement may choose provided the said change is communicated to all other parties by Certified Mail, return receipt requested or by overnight delivery with evidence of delivery, using a national company or electronic correspondence with delivery receipt.

24. Captions. The captions preceding the text of the paragraphs or subparagraphs of this Agreement are inserted only for convenience of reference and shall not constitute a part of this Agreement, nor shall they in any way affect its meaning, construction or effect.

25. Interpretation. This Agreement is to be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

26. Amendment. This Agreement cannot be changed or amended except by agreement in writing signed by both parties.

27. Severability. If any provision of this Agreement shall for any reason be held invalid or unenforceable, no other provision shall be affected thereby, and this Agreement shall be construed as if the invalid or unenforceable provision had never been a part of it.

28. Assignment. It is understood that Purchase may not, without Seller’s prior consent, assign this Agreement, except to Purchaser’s nominee as set forth herein or an entity of which the Purchaser has a controlling interest, for which no such consent shall be required. In the event Seller shall approve of such assignment (or if an assignment is made without the requirement of Seller’s consent), the assignee of Purchaser shall receive all the rights (including but not limited to credit for the Deposit), and accept all the obligations of Purchaser, hereunder but the Purchaser shall not be released from its obligations hereunder unless Seller specifically consents thereto. In the event that Purchaser assigns this Agreement with the consent of Seller, payment of any and all transfer taxes as a result of such assignment shall be the sole responsibility of Purchaser.

29. Notices of Assessments. Seller shall have the obligation prior to settlement to pay any assessments levied against the Property which have been issued by any municipal or other appropriate authority prior to the date of this Agreement. Provided that settlement occurs hereunder, Purchaser shall be responsible for any notices or ordinances issued or assessed subsequent to the date of this Agreement. Seller hereby represents to the best of its knowledge, that there are no unresolved notices of assessments outstanding as of the date of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

SELLER:

QUIGLEY CORP.

/s/ Monica Brady	By:	/s/ Ted Karkus
Witness

		Date of Execution:	7/10/2020

PURCHASER:

LENAPE VALLEY FOUNDATION

/s/ Maureen Lewis	By:	/s/ Sharon Curran
Witness

		Date of Execution:	7/2/2020

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